Exhibit (d)(41)

INVESTMENT SUB-ADVISORY AGREEMENT

BNP Paribas Asset Management, Inc.

This Agreement, entered into as of May 1, 2013, by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as “TAM”) and BNP Paribas Asset Management, Inc., a Massachusetts corporation (referred to herein as the “Sub-adviser”).

TAM is the investment adviser to Transamerica Series Trust (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Sub-adviser to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (the “Fund”). The Sub-adviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1. Appointment. In accordance with the Investment Advisory Agreement between the Trust and TAM (the “Advisory Agreement”), TAM hereby appoints the Sub-adviser to act as sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2. Subadvisory Services. In its capacity as sub-adviser to the Fund, the Sub-adviser shall have the following responsibilities (which responsibilities shall commence upon receipt by the Sub-adviser of written confirmation from TAM that the transition manager appointed by TAM (or TAM’s affiliates) to cause the Fund’s assets to comprise Allocated Assets (as defined below) has fulfilled its responsibilities to do so):

(a)

Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and TAM, the Sub-adviser shall regularly provide the Fund, with respect to such portion of the Fund’s assets as shall be allocated to the Sub-adviser by TAM from time to time (the “Allocated Assets”), with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information, and subject to such other restrictions and limitations as directed by the officers of TAM or the Trust by reasonable advance notice in writing to the Sub-adviser. The Sub-adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on the Fund’s behalf as the Sub-adviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Sub-adviser provides TAM prompt notice of any new investment agreements and any material amendments to existing investment agreements and the opportunity for legal review), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, any written instructions and directions of the Board or TAM provided to the Sub-adviser from time to time by reasonable advance notice in writing, and any other specific policies adopted by the Board and disclosed to the Sub-adviser by reasonable advance notice in writing. The Sub-adviser’s responsibility for providing investment research, advice, management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-adviser is prohibited from directly or indirectly consulting with any other sub-adviser for a portion of the Fund’s assets concerning Fund transactions in securities or other assets. TAM shall provide reasonable prior written notice to the Sub-adviser of the appointment of any additional adviser or sub-adviser to the Fund. The Sub-adviser does not have custody of any assets of the Fund on behalf of the Fund or TAM. The Sub-adviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund and with respect to such other matters as relate to the performance by the Sub-adviser of its duties under this Agreement. TAM has obtained the agreement of the custodian of the Fund to act in accordance with the Sub-adviser’s instructions in connection with the performance by the Sub-adviser of its duties under this Agreement. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)

The Sub-adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Sub-adviser or its affiliates exercise investment discretion. The Sub-adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein and TAM will provide reasonable advance notice in writing to the Sub-adviser of the same. TAM acknowledges that the Sub-adviser may not be able to seek to obtain best execution on behalf of the Fund if such modifications or restrictions require the Sub-adviser to direct portfolio transactions to certain brokers or dealers (or not direct them to certain brokers or dealers).

(c)	The Fund hereby authorizes any entity or person associated with the Sub-adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-adviser agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-adviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Sub-adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Sub-adviser and its directors and officers.

(d)	Unless TAM advises the Sub-adviser in writing that the right to vote proxies has been expressly reserved to TAM or the Trust or otherwise delegated to another party, the Sub-adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-adviser’s proxy voting policies and procedures without consultation with TAM or the Fund. TAM shall instruct the custodian of the Fund and other relevant service providers to promptly forward materials relating to proxies and related matters to the Sub-adviser. The Sub-adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM. Notwithstanding anything to the contrary herein, TAM acknowledges and agrees that the Sub-adviser shall have no power, authority, obligation or responsibility for filing claims on behalf of TAM, the Trust or the Fund or for providing advice with respect to any class action, bankruptcy proceeding or any other proceeding in which the Trust or the Fund may be entitled to participate as a result of its securities holdings.

(e)	The Sub-adviser will provide TAM with reasonable assistance in connection with TAM’s obligations to the Fund or Trust to fair value Allocated Assets (to the extent such assets are required to be fair valued in accordance with the Fund’s valuation policies). In addition, the Sub-adviser will be available to consult with TAM in the event of a pricing problem and to participate in the Trust’s Valuation Committee meetings. TAM acknowledges and agrees that the Sub-adviser does not keep or maintain the official books and records of the Trust or Fund and/or in relation to any assets of the Fund (including the Allocated Assets). Notwithstanding anything to the contrary contained herein, TAM confirms that the Fund or Trust and its Board, and not the Sub-adviser, is responsible for the valuation of the Fund’s assets, including the fair valuation of such assets.

(f)	TAM hereby instructs the Sub-adviser to sell at the earliest opportunity any security, securities or other property into which the following securities may be converted or exchanged: any securities issued by Better Place, Inc. (the “Better Place Securities”) that comprise a part of the Allocated Assets. TAM acknowledges that the Sub-adviser may not actively follow the Better Place Securities in the market place and TAM agrees to furnish the Sub-adviser with any information regarding opportunities to sell the Better Place Securities as such information becomes available to TAM. Without prejudice to the foregoing, if the Sub-adviser itself expressly identifies an opportunity to sell the Better Place Securities, it shall notify TAM of the same and shall sell the Better Place Securities upon TAM instructing the Sub-Adviser to do so.

3. Activities of the Sub-adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association or other entity. If the purchase or sale of securities for the Fund and one or more other accounts of the Sub-adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-adviser’s policies and procedures as presented to the Board from time to time.

4. Delivery of Documents. TAM will furnish Sub-adviser with copies of each of the following prior to the commencement of the Sub-adviser’s services hereunder:

(a)	the Trust’s Agreement and Declaration of Trust, and all amendments thereto or restatements thereof, and other Governing Documents;

(b)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and under the 1940 Act as filed with the SEC and all amendments thereto prior to their becoming effective insofar as such Registration Statement and such amendments relate to the Fund; and

(c)	the Trust’s most recent prospectus and Statement of Additional Information for the Fund (collectively, the “Prospectus”).

It is agreed that “BNP Paribas” is the name of the Sub-adviser’s ultimate parent company and any derivative names or logos associated with such name (including, without limitation, the Sub-adviser’s name or the names of BNP Paribas’ U.S. registered investment adviser affiliates) are the valuable property of the Sub-adviser, and that TAM, the Trust or the Fund may use the same only in relation to the Sub-adviser’s performance of its duties under this Agreement and for no other purpose without the prior consent of the Sub-adviser. Upon termination of this Agreement, the Trust shall forthwith prospectively cease to use such phrase and logos with respect to the Fund.

TAM shall provide (or cause the Fund’s custodian to provide) information to the Sub-adviser in a timely manner regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be necessary for the Subadviser to perform its responsibilities hereunder.

5. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Sub-adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)	The Fund shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Sub-adviser pursuant to this Agreement.

(c)	The Sub-adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Sub-adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers.

6. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)	TAM shall cause the Sub-adviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. TAM shall furnish the Sub-adviser with such other documents and information with regard to the Fund’s affairs as the Sub-adviser may from time to time reasonably request.

(b)	The Sub-adviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Sub-adviser relating to the services provided by the Sub-adviser hereunder, including such information as the Fund’s Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

7. Compensation of the Sub-adviser. As compensation for the services performed by the Sub-adviser, TAM shall pay the Sub-adviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Sub-adviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund’s then-current Prospectus or as may be determined by the Board.

8. Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Sub-adviser or any affiliated company of the Sub-adviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Sub-adviser’s or any affiliated company’s staff.

9. Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

10. Termination. This Agreement may be terminated (upon giving 30 days advance written notice to the Sub-adviser) with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. This Agreement may also be terminated by TAM upon giving 30 days advance written notice to the Sub-adviser, without the payment of any penalty. The Sub-adviser may terminate this Agreement only upon giving 30 days advance written notice to TAM. This Agreement shall terminate automatically in the event of its assignment by the Sub-adviser and shall not be assignable by TAM without the consent of the Sub-adviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

11. Use of Name. If this Agreement is terminated with respect to the Fund and the Sub-adviser no longer serves as sub-adviser to the Fund, the Sub-adviser reserves the right to withdraw from the Trust the right to the use of its name with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and the Sub-adviser or any of its affiliates. During the term of this Agreement, TAM and the Fund authorize the Sub-adviser to use their legal name or trade name (if any) in a list of Sub-adviser’s clients in the marketing and promotional materials used by the Sub-adviser in connection with services offered by it to existing and prospective clients.

12. Liability of the Sub-adviser.

The Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Sub-adviser against any liability to TAM or the Fund to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 12, the term the “Sub-adviser” shall include any affiliates (if any) of the Sub-adviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-adviser and such affiliates.

13. Representations.

(a)	TAM hereby acknowledges on behalf of itself and the Fund that on or before the time it executed this Agreement, it received from the Sub-adviser a copy of Part 2 of Sub-adviser’s Form ADV, including as may be required by Rule 204-3 of the Investment Advisers Act of 1940 (as amended, the “Advisers Act”).

(b)	TAM represents and warrants that it is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provision of the Advisers Act and the rules and regulations thereunder; that it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement; and that its performance under this Agreement does not conflict with any law, regulation or order to which it is subject and with the Trust’s governance requirements.

(c)	Sub-adviser represents and warrants that it is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder; that it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement; and that its performance under this Agreement does not conflict with any law, regulation or order to which it is subject.

14. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as designated herein:

To TAM:

570 Carillon Parkway

St. Petersburg, FL 33716

Attention: Dennis P. Gallagher

Fax No.: 727-299-1832

Phone No.: 727-299-1800

To the Sub-adviser:

BNP Paribas Asset Management, Inc.

75 State Street

6th Floor

Boston, MA 02109

Attention: Amanda Raynor, COO North America

Scott Donnelly, Co-Head of Regulatory Compliance

With a Copy to:

BNP Paribas Asset Management, Inc.

200 Park Avenue

11th Floor

New York, NY 10166

Attention: Robin S. Meister, Chief Legal & Risk Officer

15. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretation or by any written guidance or no-action relief issued or granted by the Staff of the SEC.

16. Amendments. No provision of this Agreement may be added to or changed orally. No provision of this Agreement may be changed, waived, or supplemented other than by an instrument in writing signed by the parties. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority of the outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed in writing by the Trust, TAM and the Sub-adviser.

17. Books and Records. The Sub-adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-adviser may, nevertheless, retain copies of such books and records in accordance with its own record retention policies and procedures. The Sub-adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

18. Independent Contractor. In the performance of its duties hereunder, the Sub-adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or TAM in any way or otherwise be deemed to be an agent of the Fund or TAM.

19. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

20. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

21. Interpretation. Nothing contained herein shall be deemed to require the Trust to take any action contrary to its Governing Documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

22. Counterpart Signatures. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

23. Anti-Money Laundering. TAM agrees to provide the Sub-adviser with any documentation that it may reasonably require in order to comply with all applicable anti-money laundering regulations, including but not limited to those of the United States. In addition, TAM agrees that the Sub-adviser may provide copies of such documentation to counterparties which they may reasonably require in order to fulfill their anti-money laundering procedures.

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	T. Gregory Reymann, III
Title:	Vice President

BNP PARIBAS ASSET MANAGEMENT, INC.

By:
Name:
Title:

Schedule A

Fund	Investment Sub-advisory Fee[1]
Transamerica BNP Paribas Large Cap Growth VP	0.275% of the first $250 million 0.25% over $250 million up to $500 million 0.225% over $500 million up to $1 billion 0.175% in excess of $1 billion

[1]	The calculation of the sub-advisory fees will be based on the combined average daily net assets of Transamerica BNP Paribas Large Cap Growth VP.

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